Filed Pursuant to Rule 424(b)(5)
Commission File No. 333-170202

PROSPECTUS SUPPLEMENT
(To Prospectus dated December 1, 2010)

Each Unit Consisting of
One Share of Common Stock and
One Half of a Warrant to Purchase a Share of Common Stock

We are offering up to 11,960,792 units, with each unit consisting of one share of our common stock, par value $0.001, and one-half of one warrant to purchase a share of our common stock (and the shares of our common stock issuable from time to time upon exercise of the offered warrants) under this prospectus supplement and the accompanying prospectus. Each unit will be sold at a negotiated price of $0.37. Each warrant has an exercise price of $0.50 per share of common stock, and is exercisable for a period of 60 months commencing immediately on closing of this offering. The shares of common stock and the warrants will be issued separately but will be purchased together in this offering.

The warrants will not be listed on any securities exchange. Our common stock is traded on the NYSE MKT LLC under the symbol “HTM” and on the Toronto Stock Exchange under the symbol “GTH”. On December 20, 2012, the closing price of our common stock on the NYSE MKT LLC was $0.44 per share and on the Toronto Stock Exchange was Cdn.$0.44 per share.

As of December 20, 2012, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $37,822,178, based on 89,705,948 shares of outstanding common stock, of which approximately 85,959,497 shares were held by non-affiliates, and a price of $0.44 per share, which was the last reported sale price of our common stock on the NYSE MKT LLC on December 20, 2012. As of the date of this prospectus supplement, we have sold $347,590 of our securities pursuant to General Instruction I.B.6 of Form S-3 during the prior 12 calendar month period that ends on and includes the date of this prospectus supplement. Assuming we sell all of the units offered hereby, we will have sold $7,404,457 of our securities pursuant to General Instruction I.B.6 of Form S-3 during the prior 12 calendar month period that ends on and includes the date on which such sale of units is completed. During the prior 12 calendar month period that ends on and includes the date of this prospectus supplement we have offered approximately $10.3 million of our securities pursuant to General Instruction I.B.6 of Form S-3 in connection with the Purchase Agreement entered into on May 21, 2012 with Lincoln Park Capital Fund, LLC. Pursuant to an amendment to the Purchase Agreement, the amount of our securities which may now be offered pursuant to the amended Purchase Agreement pursuant to General Instruction I.B.6 of Form S-3 is approximately $5.19 million.

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should review carefully the risks and uncertainties described under the heading “Risk Factors” on page S-6 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

No prospectus has been or will be filed with the securities commissions in any jurisdiction in Canada in respect of the securities offered under this prospectus supplement and the accompanying prospectus and the units offered hereunder are not being sold into Canada.

We are offering these units on a best efforts basis. We have engaged Kuhns Brothers Securities Corporation to act as our placement agent in connection with this offering. The placement agent is not required to sell any specific number or dollar amount of securities, but will use its reasonable best efforts to arrange for the sale of the units offered. We have agreed to pay the placement agent (i) a cash fee equal to 6.0% of the aggregate gross proceeds we receive in the offering and (ii) $20,000 in satisfaction of the fees, disbursements and other charges of counsel to the placement agent. Because there is no minimum offering amount required as a condition to closing in this offering, the actual public offering amount, placement agent’s fee and net proceeds to us, if any, in this offering are not presently determinable and may be substantially less than the maximum offering amounts set forth below.

	Per Unit	Total
Public offering price	$ 0.37	$ 4,425,493
Proceeds to us (before expenses) (1)	$ 0.37	$ 4,425,493

(1)

Assumes all of the units offered hereby are sold and excludes proceeds, if any, we may receive upon the exercise of warrants sold pursuant to this offering. See the section entitled “Plan of Distribution” for a full description of the compensation to be paid to the placement agent.

We estimate the total expenses of this offering will be approximately $50,000.

Delivery of the shares of common stock and warrants will be made on or about December 26, 2012.

Kuhns Brothers Securities Corporation
Placement Agent

This prospectus supplement is dated December 21, 2012.

TABLE OF CONTENTS

Prospectus Supplement

Base Prospectus

ABOUT THIS PROSPECTUS	1
RISK FACTORS	2
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	8
USE OF PROCEEDS	9
SUMMARY FINANCIAL INFORMATION	9
PLAN OF DISTRIBUTION	11
DESCRIPTION OF SECURITIES TO BE REGISTERED	14
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS	16
LEGAL MATTERS	19
EXPERTS	19
INCORPORATION BY REFERENCE	20
WHERE YOU CAN FIND MORE INFORMATION	20
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	21

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying base prospectus are part of a registration statement on Form S-3 (File No. 333-170202) that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this “shelf” registration process, we may from time to time sell any combination of securities described in the accompanying prospectus in one or more offerings up to a total of $50 million.

These documents contain important information you should consider when making your investment decision. The accompanying prospectus provides you with a general description of the securities we may offer. This prospectus supplement contains information about the shares and warrants issued in this offering. This prospectus supplement may add, update, or change information in the accompanying prospectus. You should rely only on the information provided in this prospectus supplement, in the accompanying prospectus, or in documents incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with any other information.

This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy the units offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation.

The information contained in the prospectus and the prospectus supplement is accurate only as of the dates of the prospectus and the prospectus supplement, respectively, regardless of the time of delivery of this prospectus supplement or of any sale of the units.

References to “we,” “us,” and “our” in this prospectus supplement include U.S. Geothermal Inc. and our subsidiaries.

ABOUT U.S. GEOTHERMAL INC.

U.S. Geothermal Inc. (“our Company” or “we” or “us” or similar references) is in the renewable “green” energy business. Through our subsidiary, U.S. Geothermal Inc., an Idaho corporation (“Geo-Idaho,” although references to our Company include and refer to our operations through Geo-Idaho), we are engaged in the acquisition, development and utilization of geothermal resources in the Western Region of the United States of America. Geothermal energy is the natural heat energy stored within the earth’s crust. In some areas of the earth, economic concentrations of heat energy result from a combination of geological conditions that allow water to penetrate into hot rocks at depth, become heated, and then circulate to a near surface environment. In these settings, commercially viable extraction of the geothermal energy and its conversion to electricity become possible and a “geothermal resource” is present.

Please carefully read both this prospectus supplement and the accompanying prospectus together with the additional information described below under “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information.” Our principal corporate and executive offices are located at 1505 Tyrell Lane, Boise, Idaho 83706. Our telephone number is 208-424-1027. We maintain a website at www.usgeothermal.com. Information contained on our website is not part of this prospectus supplement.

THE OFFERING
Securities Offered	Up to 11,960,792 units, each unit consisting of one share of common stock and one-half of one warrant to purchase a share of common stock
Common Stock Offered	Up to 11,960,792 shares
Common Stock to be Outstanding after the Offering(1)	101,666,740 shares, if all offered units are sold (excluding the shares underlying the warrants)
Warrants

Warrants to purchase up to 5,980,396 shares of common stock. Each warrant has an exercise price of $0.50 per share, and is exercisable for a period of 60 months commencing immediately on closing of this offering. This prospectus supplement also relates to the offering of the shares of common stock issuable upon exercise of the warrants. There is currently no market for the warrants and none is expected to develop after this offering.

Use of Net Proceeds

Pay fees and expenses associated with refinancing the San Emidio construction loan, continue the advancement of the El Ceibillo project in Guatemala and general corporate purposes. See “Use of Proceeds.”

Risk Factors

An investment in our common stock involves risks. You should carefully read “Risk Factors” beginning on page S-6 of this prospectus supplement and on page 2 of the accompanying prospectus before deciding to invest.

NYSE MKT LLC Trading Symbol	HTM
Toronto Stock Exchange Trading Symbol	GTH

(1)

The number of shares of common stock shown above to be outstanding after the offering is based on 89,705,948 shares outstanding on December 20, 2012, and excludes an aggregate of (a) 10,239,625 shares of common stock issuable upon the exercise of outstanding stock options granted to employees and directors, at a weighted average exercise price of $0.91 per share; (b) 5,106,763 shares of common stock issuable upon the exercise of outstanding warrants, at a weighted average exercise price of $1.58 per share; and (c) up to 5,980,396 shares of common stock issuable upon the exercise of the warrants offered hereby, at an exercise price of $0.50 per share.

RISK FACTORS

An investment in our securities offered through this prospectus supplement and the accompanying base prospectus involves certain risks. You should carefully consider the specific risks relating to this offering set forth below and relating to our business set forth in the accompanying base prospectus and set forth under the caption “Risk Factors” in our filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, incorporated by reference herein, before making an investment decision. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also affect our business operations.

Risks Related to this Offering

There is no public market for the warrants being offered in this offering.

There is no established public trading market for the warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the warrants on any securities exchange.

Holders of our warrants will have no rights as a stockholder until such holders exercise their warrants.

Until you acquire shares of common stock upon exercise of your warrants, you will have no rights with respect to the shares of common stock underlying such warrants. Upon exercise of your warrants, you will be entitled to exercise the rights of a shareholder only as to matters for which the record date occurs after the exercise date.

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

We currently intend to use the net proceeds received from the sale of the units for the payment of fees and expenses associated with refinancing the San Emidio construction loan, to continue the advancement of the El Ceibillo project in Guatemala, and for  general corporate purposes. Our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase our profitability or market value.

Substantial future sales of our common stock in the public market may depress our stock price and make it difficult for you to recover the full value of your investment in our shares.

As of December 20, 2012, we had 89,705,948 shares of common stock outstanding. Additionally, we have 5,106,763 warrants outstanding and exercisable, which have exercise prices ranging from $0.437 to $5.00, and 10,239,625 options outstanding and exercisable with a weighted average exercise price of $0.91 per share, which if exercised would result in the issuance of an additional 15,346,388 shares of our common stock that would be freely tradable. Sales of substantial amounts of common stock in the public market could adversely affect the prevailing market price of our common stock and also could make it more difficult for us to raise funds through future offerings of common stock.

We require additional financing to develop our projects and sustain our operations and without it we may have to delay, curtail or cease operations.

We require substantial additional financing to fund the cost of continued development of our geothermal projects. Also, we require funds for other operating activities, and to finance the growth of our business, including the construction and commissioning of power generation facilities. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could have a material adverse effect on our business, operating results, financial condition and prospects.

The price of our common stock is volatile, which may cause investment losses for our shareholders.

The market for our common stock is highly volatile, having ranged in the last fiscal year ended March 31, 2012, from a low of $0.33 to a high of $1.14 on the NYSE MKT LLC and from a low of Cdn.$0.33 to a high of Cdn.$1.09 on the Toronto Stock Exchange. The trading price of our common stock on the NYSE MKT LLC and on the Toronto Stock Exchange is subject to wide fluctuations in response to, among other things, quarterly variations in operating and financial results, and general economic and market conditions. In addition, statements or changes in opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to our market or relating to our company could result in an immediate and adverse effect on the market price of our common stock. The highly volatile nature of our stock price may cause investment losses for our shareholders.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the documents that we have filed with the Securities and Exchange Commission that are incorporated by reference in this prospectus supplement contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act that are subject to the “safe harbor” created by those sections. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions relating to, among other things:

  our business and growth strategies;

  our future results of operations;

  anticipated trends in our business;

  the capacity and utilization of our geothermal resources;

  our ability to successfully and economically explore for and develop geothermal resources;

  our exploration and development prospects, projects and programs, including construction of new projects and expansion of existing projects;

  availability and costs of drilling rigs and field services;

  our liquidity and ability to finance our exploration and development activities;

  our working capital requirements and availability;

  our illustrative plant economics;

  market conditions in the geothermal energy industry;

  the impact of environmental and other governmental regulation; and

  other factors that are not listed above.

These forward-looking statements are generally identified by words such as “expect,” “anticipate,” “intend,” “believe,” “hope,” “assume,” “estimate,” “plan,” “may,” “should,” “will,” “could,” “predict,” “potential,” and other similar words and expressions. Discussions containing these forward-looking statements may be found, among other places, in this prospectus supplement under the heading “Risk Factors,” and in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent annual report on Form 10-K and our quarterly reports on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the Securities and Exchange Commission. These forward-looking statements are based on the current beliefs and expectations of our management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results may differ materially from current expectations and projections. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements:

  the failure to obtain sufficient capital resources to fund our operations;

  unsuccessful construction and expansion activities, including delays or cancellations;

  incorrect estimates of required capital expenditures;

  increases in the cost of drilling and completion, or other costs of production and operations;

  the enforceability of the power purchase agreements for our projects;

  the impact of environmental and other governmental regulation, including delays in obtaining permits;

  hazardous and risky operations relating to the development of geothermal energy;

  our ability to successfully identify and integrate acquisitions;

  our dependence on key personnel;

  the potential for claims arising from geothermal plant operations;

  general competitive conditions within the geothermal energy industry; and

  financial market conditions.

All subsequent written or oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, except as may be required under applicable U.S. securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

Before deciding to purchase our securities, you should carefully consider the risk factors discussed in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference, in addition to the other information set forth in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference.

USE OF PROCEEDS

We estimate the net proceeds to us from the sale of 11,960,792 units in this offering will be approximately $4,375,493 after deducting the estimated offering expenses of approximately $50,000, which includes the legal, accounting and printing costs, and various other fees associated with the offering, but excludes the proceeds, if any, from the exercise of the warrants issued in this offering.

We intend to use the net proceeds of this offering for the payment of fees and expenses associated with refinancing the San Emidio construction loan, to continue the advancement of the El Ceibillo project in Guatemala, and for  general corporate purposes. Pending such uses, the net proceeds of this offering will be invested in short-term, investment-grade, interest-bearing securities or guaranteed obligations of the U.S. government.

Our management has broad discretion as to the allocation of the net proceeds received in this offering and may use these proceeds for purposes other than those contemplated at the time of this offering.

DESCRIPTION OF THE SECURITIES WE ARE OFFERING

In this offering, we are offering a maximum of 11,960,792 units, with each unit consisting of one share of common stock, par value $0.001, and one-half of a warrant to purchase a share of common stock. Each whole warrant will entitle the holder to purchase one share of common stock at an exercise price of $0.50 per share. The shares of common stock and the warrants will be issued separately but will be purchased together in this offering. This prospectus supplement also relates to the offering of shares of common stock upon the exercise, if any, of the warrants issued in this offering.

Shares of common stock

As of December 20, 2012, our authorized share capital consisted of 250,000,000 shares of common stock, par value $0.001 per share, of which 89,705,948 were issued and outstanding. The material terms and provisions of our shares of common stock are described under the caption “Description of Common Stock” starting on page 14 of the accompanying prospectus.

Warrants

The material terms and provisions of the warrants being offered pursuant to this prospectus supplement and the accompanying prospectus are summarized below. A form of the warrants will be filed as an exhibit to a report on Form 8-K that we have filed or will file with the Securities and Exchange Commission in connection with this offering and reference is made thereto for a complete description of the warrants.

Term; Exercise Price and Exercisability. The warrants to be issued in this offering represent the rights to purchase up to 5,980,396 shares of common stock at an exercise price of $0.50 per share. Each warrant will be exercisable for a period of 60 months commencing immediately upon closing.

Manner of Exercise. Holders of the warrants may exercise their warrants to purchase shares of common stock on or before the expiration date by delivering to us (i) the warrant certificate representing the warrants to be exercised, (ii) a duly completed and signed subscription form, and (iii) if such holder is not utilizing the cashless exercise provisions with respect to the warrants, payment of the exercise price for the number of shares of common stock with respect to which the warrant is being exercised. Warrants may be exercised in whole or in part, but only for full shares of common stock.

The warrant holders must use a “cashless exercise” method if, at any time of exercise, there is no effective registration statement registering, or no current prospectus available for, the issuance or resale of the shares of common stock underlying the warrants and no exemption from registration or qualification under applicable federal and state securities laws otherwise available for such exercise. This method entitles the warrant holders to elect to receive fewer shares of common stock without paying the cash exercise price. The number of shares of common stock to be issued would be determined by a formula based on the total number of shares of common stock with respect to which the warrant is being exercised, the daily volume weighted average price for our shares of common stock for the five consecutive trading days ending on the date immediately preceding the exercise date, and the applicable exercise price of the warrants.

The shares of common stock issuable upon exercise of the warrants will be, when issued and paid for in accordance with the warrants, duly authorized, validly issued, fully paid and non-assessable. We will authorize and reserve at least that number of shares of common stock equal to the number of shares of common stock issuable upon exercise of all outstanding warrants, as may be adjusted from time to time.

Delivery of Shares. Upon the holder’s exercise of a warrant, we will promptly, but in no event later than three (3) business days of the exercise date, issue and deliver, or cause to be issued and delivered, (i) a certificate for the shares of common stock issuable upon exercise of the warrant, or (ii) if the holder provides the necessary information to us, the shares of common stock issuable upon exercise of the warrant electronically through The Depository Trust Corporation through its Deposit/Withdrawal At Custodian (DWAC) system.

Capital Reorganization. If at any time while the warrants are outstanding there shall be a reorganization, reclassification or other change of our common stock or a change of our common stock into other shares or into other securities, or a consolidation, amalgamation, arrangement or merger of the Company with or into any other company or other entity, or a transfer of all or substantially all of the undertaking or assets of the Company to another company or entity, in each case in which the holders of our common stock are entitled to receive shares, other securities or property, including cash, (any of such events being herein called a “Capital Reorganization”), then upon any subsequent exercise of the warrants, each of the holders thereof will have the right to receive the same amount and kind of securities, cash or property as such holder would have been entitled to receive upon the occurrence of the Capital Reorganization if it had been, immediately prior to the Capital Reorganization, the holder of the number of shares of common stock then issuable upon exercise of the warrant. Any successor to us or surviving entity will assume the obligations under the warrant.

Certain Adjustments. The exercise price and the number of shares of common stock purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of specific events, including the payment, issue or distribution of stock dividends, stock splits, any other dividend, cash or assets, rights or other securities which is not a Capital Reorganization.

Notice of Corporate Action. At least seven days prior to the effective date or record date of any event that requires an adjustment in any of the exercise rights of the warrants, including the number of shares issuable on exercise of the warrants, the Company shall deliver to the holder a certificate specifying the particulars of the event and, if determinable, the required adjustment and the computation of the adjustment. In case any adjustment for which a certificate has been given is not then determinable, the Company will promptly, after the adjustment is determinable, deliver to the holder a certificate showing how such adjustment was computed.

Additional Provisions. We will not effect the exercise of the warrants, and the holder will not have the right to exercise the warrants, to the extent that after giving effect to such exercise, such holder and its affiliates would beneficially own in excess of 9.99% of the shares of our common stock outstanding immediately after giving effect such exercise. We are not required to issue fractional shares of common stock upon the exercise of the warrants. No holders of the warrants will possess any rights as a shareholder under those warrants until the holder exercises those warrants. The warrants may be transferred independent of the shares of common stock they were issued with, on a transfer form, subject to all applicable laws. Warrants may be amended and we may take any action prohibited, or omit to perform any act required by, the warrants only if we obtain the written consent of the holders of a majority of the warrants then outstanding.

PRICE RANGE OF COMMON STOCK

Our common stock is listed on the NYSE MKT LLC under the symbol “HTM” and on the Toronto Stock Exchange under the symbol “GTH”. The following table sets forth the high and low per share sale prices of our common stock on the NYSE MKT LLC for the periods indicated.

NYSE MKT LLC

Fiscal Year Ended March 31, 2011	High	Low
First Quarter	$1.07	$0.70
Second Quarter	0.90	0.71
Third Quarter	1.36	0.80
Fourth Quarter	1.35	0.95

Fiscal Year Ended March 31, 2012
First Quarter	$1.14	$0.64
Second Quarter	0.76	0.45
Third Quarter	0.69	0.34
Fourth Quarter	0.71	0.33

Transition Period Ended December 31, 2012
First Quarter	$0.54	$0.36
Second Quarter	0.42	0.30
Third Quarter (through December 20, 2012)	0.48	0.26

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of material U.S. federal income tax considerations arising from and relating to the acquisition, ownership and disposition of units acquired pursuant to this prospectus supplement, the acquisition, ownership, and disposition of shares of common stock acquired as part of the units and upon exercise of the warrants, and the acquisition, exercise, disposition, and lapse of warrants acquired as part of the units.

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to investors as a result of the acquisition of units pursuant to this prospectus supplement. In addition, this summary does not take into account the individual facts and circumstances of any particular investor that may affect the U.S. federal income tax consequences to such investor, including specific tax consequences to a investor under an applicable tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any investor. This summary does not address the U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, or foreign tax consequences to investors of the acquisition, ownership, and disposition of the units, warrants, or shares of our common stock. Each investor should consult its own tax advisor regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences relating to the acquisition, ownership and disposition of the units, warrants, or shares of our common stock.

No legal opinion from U.S. legal counsel or ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax considerations applicable to investors as discussed in this summary. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this summary.

Scope of this Summary

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS, and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date of this document. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive basis or prospective basis which could affect the U.S. federal income tax considerations described in this summary. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.

U.S. Holders

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of units, warrants, or shares of our common stock acquired pursuant to this prospectus supplement that is for U.S. federal income tax purposes:

  an individual who is a citizen or resident of the U.S.;

  a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the U.S., any state thereof or the District of Columbia;

  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

  a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Non-U.S. Holders

For purposes of this summary, a “non-U.S. Holder” is a beneficial owner of units, warrants, or shares of our common stock that is not a U.S. Holder.

Investors Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax considerations applicable to investors that are subject to special provisions under the Code, including, but not limited to, the following: (a) investors that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) investors that are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) investors that are dealers in securities or currencies or investors that are traders in securities that elect to apply a mark-to-market accounting method; (d) investors that have a “functional currency” other than the U.S. dollar; (e) investors that own units, warrants, or shares of common stock as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) investors that acquired units, warrants, or shares of common stock in connection with the exercise of employee stock options or otherwise as compensation for services; (g) investors that hold units, warrants, or shares of common stock other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); or (h) investors that own or have owned (directly, indirectly, or by attribution) 10% or more of the total combined voting power of the outstanding equity interests of our Company. Investors that are subject to special provisions under the Code, including, but not limited to, investors described immediately above, should consult their own tax advisor regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences relating to the acquisition, ownership and disposition of units, warrants, or shares of common stock.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds units, unit shares, warrants or shares of common stock, the U.S. federal income tax consequences to such partnership and the partners of such partnership generally will depend on the activities of the partnership and the status of such partners. Partners of entities or arrangements that are classified as partnerships for U.S. federal income tax purposes should consult their own tax advisor regarding the U.S. federal income tax consequences arising from and relating to the acquisition, ownership, and disposition of units, warrants, or shares of common stock.

Tax Consequences of the Acquisition of Units

For U.S. federal income tax purposes, the acquisition by an investor of a unit will be treated as the acquisition of an “investment unit” consisting of two components: a component consisting of one share of common stock and a component consisting of one-half of one warrant. The purchase price for each unit will be allocated between these two components in proportion to their relative fair market values at the time the unit is purchased by the investor. This allocation of the purchase price for each unit will establish an investor’s initial tax basis for U.S. federal income tax purposes in the share of common stock and one-half of one warrant that comprise each unit.

For this purpose, our Company will allocate $0.33 of the purchase price for the unit to the share of common stock and $0.04 of the purchase price for each unit to the one-half of one warrant. However, the IRS will not be bound by our Company’s allocation of the purchase price for the units, and therefore, the IRS or a U.S. court may not respect the allocation set forth above. Each investor should consult its own tax advisor regarding the allocation of the purchase price for the units.

Tax Consequences of the Exercise and Disposition of Warrants to U.S. Holders

Exercise of Warrants

A U.S. Holder should not recognize gain or loss on the exercise of a warrant and related receipt of a share of common stock (unless cash is received in lieu of the issuance of a fractional share of common stock). A U.S. Holder’s initial tax basis in the share of common stock received on the exercise of a warrant should be equal to the sum of (a) such U.S. Holder’s tax basis in such warrant plus (b) the exercise price paid by such U.S. Holder on the exercise of such warrant. A U.S. Holder’s holding period for the share of common stock received on the exercise of a warrant should begin on the date that such warrant is exercised by such U.S. Holder.

In certain limited circumstances, a U.S. Holder may be permitted to undertake a cashless exercise of warrants into common stock. The U.S. federal income tax treatment of a cashless exercise of warrants into common stock is unclear, and the tax consequences of a cashless exercise could differ from the consequences upon the exercise of a warrant described in the preceding paragraph. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of a cashless exercise of warrants.

Disposition of Warrants

A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of a warrant in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder’s tax basis in the warrant sold or otherwise disposed of. Any such gain or loss generally will be a capital gain or loss (provided that the share to be issued on the exercise of such warrant would have been a capital asset within the meaning of Section 1221 of the Code if acquired by the U.S. Holder), which will be long-term capital gain or loss if the warrant is held for more than one year.

Expiration of Warrants Without Exercise

Upon the lapse or expiration of a warrant, a U.S. Holder will recognize a loss in an amount equal to such U.S. Holder’s tax basis in the warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the warrants are held for more than one year. Deductions for capital losses are subject to complex limitations under the Code.

Certain Adjustments to the Warrants

Under Section 305 of the Code, an adjustment to the number of shares of common stock that will be issued on the exercise of the warrants, or an adjustment to the exercise price of the warrants, may be treated as a constructive distribution to a U.S. Holder of the warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in the “earnings and profits” or assets of our Company, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to shareholders of our Company). (See more detailed discussion of the rules applicable to distributions made by our Company at “U.S. Federal Income Tax Consequences of the Acquisition, Ownership, and Disposition of Shares of Our Common Stock – Distributions” below).

Tax Consequences of the Exercise and Disposition of Warrants to Non-U.S. Holders

Exercise of Warrants

A non-U.S. Holder should not recognize gain or loss on exercise of a warrant. For U.S. federal income tax purposes, a non-U.S. Holder’s initial tax basis in the share of common stock received on the exercise of a warrant should be equal to the sum of (a) such non-U.S. Holder’s tax basis in such warrant plus (b) the exercise price paid by such U.S. Holder on the exercise of such warrant. A non-U.S. Holder’s holding period for the share of common stock received on the exercise of a warrant should begin on the date that such warrant is exercised by such non-U.S. Holder.

Disposition of Warrants and Expiration of Warrants Without Exercise

Gain or loss realized by a non-U.S. Holder as a result of a disposition of warrants, or loss realized as a result of a lapse or expiration of a warrant (which generally would be in an amount equal to such non-U.S. Holder’s tax basis in the warrant) will be the same as the tax consequences relating to a disposition of shares of common stock, as described below under the heading “Tax Consequences of the Acquisition, Ownership, and Disposition of Shares of Our Common Stock to Non-U.S Holders—Sale or Other Taxable Disposition of Shares of Our Common Stock.”

In certain limited circumstances, a non-U.S. Holder may be permitted to undertake a cashless exercise of warrants into common stock. The U.S. federal income tax treatment of a cashless exercise of warrants into common stock is unclear, and the tax consequences of a cashless exercise could differ from the consequences upon the exercise of a warrant described in the preceding paragraph. Non-U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of a cashless exercise of warrants.

Certain Adjustments to the Warrants

Under Section 305 of the Code, an adjustment to the number of shares of common stock that will be issued on the exercise of the warrants, or an adjustment to the exercise price of the warrants, may be treated as a constructive distribution to a non-U.S. Holder of the warrants if, and to the extent that, such adjustment has the effect of increasing such non-U.S. Holder’s proportionate interest in the “earnings and profits” or assets of our Company, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to shareholders of our Company). (See more detailed discussion of the rules applicable to distributions made by our Company at “U.S. Federal Income Tax Consequences of the Acquisition, Ownership, and Disposition of Shares of Our Common Stock to Non-U.S. Holders—Distributions” below).

Tax Consequences of the Acquisition, Ownership, and Disposition of Shares of Our Common Stock to U.S. Holders

Distributions

A U.S. Holder that receives a distribution, including a constructive distribution, with respect to a share of common stock will be required to include the amount of such distribution in gross income as a dividend to the extent of the current or accumulated “earnings and profits” of our Company. A dividend generally will be taxed to a U.S. Holder at ordinary income tax rates. To the extent that a distribution exceeds the current and accumulated “earnings and profits” of our Company, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in the shares of common stock and thereafter as gain from the sale or exchange of such shares of common stock (see “Sale or Other Taxable Disposition of Shares of Our Common Stock” below). Dividends received on shares of common stock generally will not be eligible for the “dividends received deduction”.

For tax years beginning before January 1, 2013, a dividend paid to a U.S. Holder who is an individual, estate or trust by our Company generally will be taxed at the preferential tax rates applicable to long-term capital gains if certain holding period requirements for the shares of common stock are met.

If a U.S. Holder is not eligible for the preferential tax rates discussed above, a dividend paid by our Company to a U.S. Holder generally will be taxed at ordinary income tax rates (and not at the preferential tax rates applicable to long-term capital gains). The dividend rules are complex, and each U.S. Holder should consult its own tax advisor regarding the application of such rules.

Sale or Other Taxable Disposition of Shares of Our Common Stock

Upon the sale or other taxable disposition of shares of common stock , a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash plus the fair market value of any property received and (ii) such U.S. Holder’s tax basis in such shares of common stock sold or otherwise disposed of. Gain or loss recognized on such sale or other disposition generally will be long-term capital gain or loss if, at the time of the sale or other disposition, the shares of common stock have been held for more than one year.

Preferential tax rates apply to long-term capital gain of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gain of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

Tax Consequences of the Acquisition, Ownership, and Disposition of Shares of Our Common Stock to Non-U.S Holders

Distributions

Distributions on our common stock will constitute dividends for U.S. tax purposes to the extent paid from our current and accumulated earnings and profits. To the extent those distributions exceed our current and accumulated earnings and profits, they will constitute a return of capital and will first reduce a non-U.S. holder’s basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock, which will be taxable according to rules discussed under the heading “Sale or Other Taxable Disposition Shares of Our Common Stock,” below. Any dividends paid to a non-U.S. holder with respect to shares of common stock generally will be subject to withholding tax at a 30% gross rate, subject to any lower rate under an applicable treaty if the non-U.S. Holder provides us with a properly executed IRS Form W-8BEN, unless the non-U.S. Holder provides us with a properly executed IRS Form W-8ECI (or other applicable form) relating to income effectively connected with the conduct of a trade or business within the U.S. Dividends that are effectively connected with the conduct of a trade or business within the U.S. and includible in the non-U.S. Holder’s gross income are not subject to the withholding tax (assuming proper certification and disclosure), but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate, subject to any exemption or lower rate as may be specified by an applicable income tax treaty.

A non-U.S. Holder of common stock who wishes to claim the benefit of an applicable treaty rate or exemption is required to satisfy certain certification and other requirements. If a non-U.S. Holder is eligible for an exemption from or a reduced rate of U.S. withholding tax pursuant to an income tax treaty, it generally may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale or Other Taxable Disposition of Shares of Our Common Stock

In general, a non-U.S. Holder of common stock will not be subject to U.S. federal income tax on gain recognized from a sale, exchange, or other taxable disposition of such common stock, unless:

  the non-U.S. Holder is an individual or entity that carries on a trade or business in the U.S. and such gain is effectively connected with such U.S. trade or business (and, where an income tax treaty applies, is attributable to U.S. permanent establishment of the non-U.S. Holder), in which case the non-U.S. Holder will be subject to tax on the net gain from the sale at regular graduated federal income tax rates and, if the non-U.S. Holder is a corporation may be subject to branch profits tax, as described below;

  the non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition and certain other conditions are met, in which case the non-U.S. Holder will be subject to a 30% tax on the gain from the sale, which may be offset by U.S. source capital losses;

  we are or have been a “U.S. real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the non-U.S. Holder’s holding period or the 5-year period ending on the date of disposition of shares of common stock; provided, that as long as our common stock is regularly traded on an established securities market as described in the Treasury regulations (the “Regularly Traded Condition”), a non-U.S. Holder would not be subject to taxation under this rule if the non-U.S. Holder has not owned (taking into account certain attribution rules) more than 5% of our common stock at any time during such 5-year or shorter period.

Generally, with respect to the third bullet point, a “USRPHC” is defined as a domestic corporation in which the fair market value of the U.S. real property interests (“USRPI”) owned by such corporation equals or exceeds fifty percent of the sum of the fair market values of (a) the USRPIs owned by such corporation, (b) the foreign real estate owned by such corporation, and (c) the other trade or business assets used or held by such corporation. A “USRPI” is defined broadly as any interest, other than solely as a creditor, in either (1) real property located in the U.S. or (2) a corporation that meets the definition of a USRPHC. We believe that we are currently, have been during one or more of the past 5 years and may be in one or more future years, a USRPHC for U.S. federal income tax purposes. There can be no assurance that our shares of common stock will meet the Regularly Traded Condition at the time a non-U.S. Holder purchases common stock or sells, exchanges or otherwise disposes of such common stock. If we are a USRPHC, a non-U.S. Holder will be taxed as if the gain or loss were effectively connected with the conduct of a U.S. trade or business, taxable under regular graduated U.S. federal income tax rates in the event that (1) it owns more than 5% of our common stock at any time during the relevant period or (2) the Regulatory Traded Condition is not satisfied during the relevant period. Non-U.S. Holders should consult with their own tax advisors regarding the consequences if we have been, are or will be a USRPHC.

If a non-U.S. Holder is an individual described in the first bullet point above, he or she will be subject to tax on the net gain derived from the sale or other taxable disposition of our common stock under regular graduated U.S. federal income tax rates. If a non-U.S. Holder is a foreign corporation described in the first bullet point above, it will be subject to tax on its net gain from such a sale or other taxable disposition generally in the same manner as if it were a U.S. person as defined under the Code and, in addition, it may be subject to the branch profits tax at a gross rate equal to 30% of its effectively connected earnings and profits for that taxable year, subject to any exemption or lower rate as may be specified by an applicable income tax treaty.

If a non-U.S. Holder is an individual described in the second bullet point above, such holder will be subject to tax at a rate of 30% (or subject to any exemption or lower rate as may be specified by an applicable income tax treaty) on the gain derived from the sale or other taxable disposition of shares of common stock even though such holder is not considered a resident of the U.S. The amount of such gain may be offset by the non-U.S. Holder’s U.S. source capital losses.

Additional Considerations

Backup Withholding and Information Reporting

In general, backup withholding (currently at a rate of 28% and scheduled to increase to 31% for payments made after December 31, 2012) applies to payments of dividends and proceeds from the sale or other disposition of common stock unless a U.S. Holder is an exempt recipient and certifies such exemption by providing us with a properly executed IRS Form W-9. Backup withholding is not an additional tax. If backup withholding applies to you, you may use the amounts withheld as a credit against your U.S. federal income tax liability, and you may be entitled to a refund, as long as you timely provide certain information to the IRS.

In general, a non-U.S. Holder will not be subject to backup withholding provided we receive a statement meeting certain requirements to the effect that the non-U.S. Holder is not a U.S. person and we do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient. The requirements for the statement will be met if (1) the non-U.S. Holder provides it’s name, address and U.S. taxpayer identification number, if any, and certifies, under penalty of perjury, that it is not a U.S. person (which certification may be made on IRS Form W-8BEN) or (2) a financial institution holding the instrument on behalf of the non-U.S. Holder certifies, under penalty of perjury, that such statement has been received by it and furnishes us or our paying agent with a copy of the statement. In addition, a non-U.S. Holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of a sale of our common stock within the U.S. or conducted through certain U.S.-related financial intermediaries, unless the statement described above has been received, and we do not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code, that is not an exempt recipient, or the non-U.S. Holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a non-U.S. Holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

Generally, we must report annually to the IRS and to U.S. Holders and non-U.S. Holders the amount of dividends paid on our common stock to non-U.S. Holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest, dividends and withholding may also be made available to the tax authorities in the country in which a non-U.S. Holder resides under the provisions of an applicable income tax treaty.

Additional Tax On Passive Income

For taxable years beginning after December 31, 2012, a 3.8% tax will apply to the “net investment income” of certain United States citizens and resident aliens, and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” would generally include dividends and net gain from the sale, taxable exchange, redemption, retirement or other taxable disposition of common stock, less certain deductions.

Recently Enacted Legislation Affecting Taxation of Our Common Stock Held by or Through Foreign Entities

Recently enacted legislation (commonly referred to as “FATCA”) generally will impose a U.S. federal withholding tax of 30% on payments to certain non-U.S. entities (including certain intermediaries), including dividends on, and the gross proceeds from dispositions of, our common stock, unless such persons comply with U.S. information reporting, disclosure and certification requirements. These new requirements are different from, and in addition to, the certification requirements described elsewhere in this summary. As currently proposed, the FATCA withholding rules would apply to payments of dividends on our common stock generally beginning January 1, 2014, and to gross proceeds from dispositions of our common stock beginning January 1, 2017. Under certain circumstances, a Non-U.S. Holder may be eligible for refunds of, or credits for, such taxes.

Although administrative guidance and proposed regulations have been issued, regulations implementing the new FATCA regime have not yet been finalized and the exact scope of this new regime remains unclear and potentially subject to material changes. Non-U.S. Holders should consult their own tax advisors regarding the possible impact of the FATCA rules on their acquisition, ownership and disposition of our common stock.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We intend to retain any future earnings to finance the growth and development of our business and do not anticipate paying any cash dividends in the foreseeable future.

PLAN OF DISTRIBUTION

We are offering the units on a best-efforts basis through Kuhns Brothers Securities Corporation, as placement agent, to certain investors in the United States. The placement agent has agreed to act as placement agent in the United States for the sale of the units and may engage subagents in doing so. Neither the placement agent nor any subagent is required to arrange for the purchase or sale of any specific number or dollar amount of units, but the placement agent has agreed to use its reasonable best efforts to arrange for the sale of all of the units offered hereby. We will enter into subscription agreements directly with investors in connection with this offering and we may not sell all the units offered pursuant to this prospectus supplement. An investor’s obligation to purchase units is subject to the conditions set forth in the subscription agreement.

The units will not be offered for sale into Canada and: (a) no securities commission or similar regulatory authority in Canada has reviewed or passed on the merits of the units, (b) there is no government or other insurance covering the units, (c) there are risks associated with the purchase of the units, (d) there are restrictions on the any purchaser’s ability to resell the units or the securities underlying the units in Canada and it is the responsibility of the any purchaser to find out what those restrictions are and to comply with them before selling the units and the securities underlying the units, and (e) neither the units nor the securities underlying the units will be freely tradeable in Canada for a period of four (4) months and one (1) day from the date of distribution, and as a result, the units or the securities underlying the units may not be sold, transferred or otherwise disposed of to a Canadian resident during this period, nor may any purchaser enter into any discussions, negotiations or agreements within Canada with respect to the sale, transfer or disposition of any of the units or the securities underlying the units for a period of four (4) months and one (1) day from the date of distribution.

Subject to our and the placement agent’s receipt of written confirmation that the Corporate Finance Department of the Financial Industry Regulatory Authority, Inc., or FINRA, has determined not to raise any objection with respect to the fairness or reasonableness of the compensation terms of our arrangement with the placement agent, which is a registered broker dealer and FINRA member, we will pay the placement agent a cash fee equal to 6.0% of the aggregate gross proceeds we receive in the offering. Any subagent engaged by the placement agent will be paid by the placement agent. We also have agreed to pay the placement agent $20,000 in satisfaction of the fees, disbursements and other charges of its counsel. In compliance with guidelines of FINRA the maximum commission or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus supplement.

The following table shows the per unit and total expenses we will pay to the placement agent in connection with the sale of the units offered pursuant to this prospectus supplement.

	Per Unit	Total
Commission	$0.02220	$265,530
Legal and other expenses	$0.00167	$20,000
Total	$0.02387	$285,530

Because there is no minimum offering amount required as a condition to closing in this offering, the actual total fees payable in units are not presently determinable and may be less than the amount set forth above. The estimated offering expenses payable by us are approximately $50,000, which includes the legal, accounting and printing costs, and various other fees associated with the offering, including legal and other expenses of the placement agent.

We currently anticipate that the sale of the units offered hereby will be completed on or about December 26, 2012. At the closing, The Depository Trust Company will credit the shares of common stock to the respective accounts of the investors or, if the investor elects, a physical certificate representing the shares of common stock will be delivered to the address indicated by such investor. In addition, physical certificates representing the warrants will be delivered to the respective addresses indicated by the investors.

The transfer agent for our shares of common stock to be issued in this offering is Computershare Trust Company, N.A. We will act as transfer agent for the warrants being offered hereby. Our common stock is traded on the NYSE MKT LLC under the symbol “HTM” and on the Toronto Stock Exchange under the symbol “GTH”.

The purchase price per unit and the exercise price for the warrants were determined based on negotiations with the purchasers and discussions with the placement agent based on current market factors.

A prospectus supplement and prospectus in electronic format may be made available on websites maintained by the placement agent, and the placement agent may distribute the prospectus supplement and the accompanying prospectus electronically.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by Dorsey & Whitney LLP, Seattle, Washington.

EXPERTS

The financial statements as of March 31, 2012 and 2011, and for each of the two years in the period ended March 31, 2012, incorporated into this prospectus supplement by reference from our Annual Report on Form 10-K for the year ended March 31, 2012, as amended, have been so incorporated in reliance on the report of MartinelliMick PLLC, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Much of the information with respect to the geothermal resource at the Raft River, Empire and Neal Hot Springs projects incorporated by reference into this prospectus supplement is derived from the reports of GeothermEx, Inc., Black Mountain Technology, Inc. and Geothermal Science, Inc., respectively and has been included in this prospectus supplement upon the authority of those companies as experts with respect to the matters covered by the reports.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission. The registration statement that contains this prospectus supplement and the accompanying prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered by this prospectus supplement and the accompanying prospectus.

We file annual, quarterly, and special reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy any document we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Our public filings, including reports, proxy and information statements and other information regarding our Company, are also available on the Securities and Exchange Commission’s website at www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference into this prospectus supplement the documents listed below and any future filings (in all cases, other than the filings or portions thereof deemed to be “furnished” to the Securities and Exchange Commission pursuant to Item 2.02 or Item 7.01 of Form 8-K or corresponding information furnished under Item 9.01 or included as an exhibit) we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of this offering:

1.

Our Annual Report on Form 10-K for the fiscal year ended March 31, 2012, as filed with the Securities and Exchange Commission on July 13, 2012, as amended by Amendment No. 1 thereto, as filed with the Securities and Exchange Commission on July 30, 2012.

2.

Our Quarterly Reports on Form 10-Q for the first quarter ended June 30, 2012, as filed with the Securities and Exchange Commission on August 14, 2012, and for the second quarter ended September 30, 2012, as filed with the Securities and Exchange Commission on November 14, 2012.

3.

Our Current Reports on Form 8-K, as filed with the Securities and Exchange Commission on April 12, 2012, April 25, 2012, May 15, 2012, May 22, 2012, June 25, 2012, July 9, 2012, October 15, 2012, October 31, 2012, November 20, 2012, December 20, 2012 and December 21, 2012 (two Current Reports filed on December 21, 2012).

4.	Our definitive proxy statement for our 2012 annual meeting of shareholders on Schedule 14A, as filed with the Securities and Exchange Commission on August 27, 2012.

5.

The description of our common stock contained in our registration statement on Form 8-A filed on April 15, 2008 with the Securities and Exchange Commission under Section 12 of the Exchange Act, including any amendment or report filed for purposes of updating such description.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that we incorporate by reference in this prospectus supplement contained in the registration statement (except exhibits to the documents that are not specifically incorporated by reference) at no cost to you, by writing or calling us at:

U.S. Geothermal Inc.
1505 Tyrell Lane
Boise, ID 83706
208-424-1027

Information about us is also available at our website at www.usgeothermal.com. However, the information in our website is not a part of this prospectus supplement and is not incorporated by reference into this prospectus supplement.

U.S. GEOTHERMAL INC.

Common Stock
Warrants
Units

We may, from time to time, offer to sell up to $50,000,000 of any combination of the securities described in this prospectus, either individually or in units, at prices and on terms described in one or more supplements to this prospectus. We may also offer common stock upon the exercise of warrants.

Each time we sell securities pursuant to this prospectus, we will provide the specific terms of the securities offered in a supplement to this prospectus. The prospectus supplements will also describe the specific manner in which we will offer these securities and may also supplement, update or amend information contained in this prospectus. You should read this prospectus and any related prospectus supplement carefully before you invest in our securities. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement describing the method and terms of the offering of those securities being offered.

We may offer and sell these securities through underwriters, dealers or agents or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any underwriters, dealers or agents involved in the offering and any applicable fees, commissions or discount arrangements.

As of September 30, 2010, the aggregate market value of our outstanding common equity held by non-affiliates was approximately $58,562,048 million, based on 72,298,825 shares of our common stock held by non-affiliates and a per share price of $0.81, which was the closing price of our common stock as quoted on the NYSE Amex on that date. Because the aggregate market value of our outstanding common equity held by non-affiliates is less than $75 million, we are currently only permitted to use the registration statement of which this prospectus forms a part to offer the securities covered by this prospectus pursuant to General Instruction I.B.6. of Form S-3 in a primary offering where the maximum amount of securities sold in the offering during any twelve-month period does not exceed one-third of the aggregate market value of our outstanding common equity held by non-affiliates. As of the date of this prospectus, we have not offered any securities pursuant to General Instruction I.B.6. of Form S-3 during the prior twelve-month period that ends on, and includes, the date of this prospectus. If the aggregate market value of our outstanding common equity held by non-affiliates increases to an amount equal to or in excess of $75 million, then we will be permitted to offer the securities covered by this prospectus without regard to the above-described limitation.

Our common stock is listed on the NYSE Amex LLC under the symbol “HTM” and on the Toronto Stock Exchange under the symbol “GTH.” On November 23, 2010 the last reported sale price for our common stock on each exchange was $1.20 and CDN$1.22 per share, respectively.

      An investment in our securities involves a high degree of risk. Before you invest, you should carefully read this prospectus, including the Risk Factors beginning on page 2 of this prospectus, together with any prospectus supplement and the documents we incorporate by reference.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 01, 2010

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, from time to time, we may sell any combination of the securities described in this prospectus in one or more offerings, up to a total dollar amount of $50,000,000. We have provided to you in this prospectus a general description of the securities we may offer. Each time we sell securities pursuant to this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of the offering. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference in this prospectus and any prospectus supplement, and any free writing prospectus is accurate only as of the date of those respective documents. You should read this prospectus, any prospectus supplement, the documents incorporated by reference in this prospectus and any prospectus supplement, and any free writing prospectus when making your investment decision. You should also read and consider the information in the documents we have referred you to in the prospectus entitled “Incorporation of Information by Reference.”

As permitted by the rules and regulations of the SEC, the registration statement that contains this prospectus incorporates by reference important information that is not contained in this prospectus but that is contained in documents that we file with the SEC. You may read and obtain copies of these documents and the other reports we file with the SEC at the SEC’s web site, www.sec.gov, or at the SEC’s offices described below under the heading “Where You Can Find More Information.”

The distribution or possession of this prospectus in or from certain jurisdictions may be restricted by law. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale.

Our functional currency is the United States dollar. All references to “dollars” or “$” are to United States dollars and all references to “Cdn$” are to Canadian dollars. United States dollar equivalents of Canadian dollar figures are based on the noon buying rate for Canadian dollars for the Federal Reserve Bank of New York on the applicable date.

Summary of Our Business

U.S. Geothermal Inc. (“our Company” or “we” or “us” or similar references) is in the renewable “green” energy business. Through our subsidiary, U.S. Geothermal Inc., an Idaho corporation (“Geo-Idaho,” although references to our Company include and refer to our operations through Geo-Idaho), we are engaged in the acquisition, development and utilization of geothermal resources in the Western Region of the United States of America. Geothermal energy is the natural heat energy stored within the earth’s crust. In some areas of the earth, economic concentrations of heat energy result from a combination of geological conditions that allow water to penetrate into hot rocks at depth, become heated, and then circulate to a near surface environment. In these settings, commercially viable extraction of the geothermal energy and its conversion to electricity become possible and a “geothermal resource” is present.

Please carefully read both this prospectus and any prospectus supplement together with the additional information described below under “Incorporation by Reference” and “Where You Can Find More Information.” Our principal corporate and executive offices are located at 1505 Tyrell Lane, Boise, Idaho 83706. Our telephone number is 208-424-1027. We maintain a website at www.usgeothermal.com. Information contained on our website is not part of this prospectus.

RISK FACTORS

General Business Risks

Our future performance depends on our ability to establish that the geothermal resource is economically sustainable. Geothermal resource exploration and development involves a high degree of risk. The recovery of the amounts shown for geothermal properties and related deferred costs on our financial statements, as well as the execution of our business plan generally, is dependent upon the existence of economically recoverable and sustainable reserves. Expansion of the production of power from our interests is not certain and depends on successful drilling and discovery of additional geothermal hydrothermal resources in quantities and containing sufficient heat necessary to economically fuel future plants.

We have a need for substantial additional financing and will have to significantly delay, curtail or cease operations if we are unable to secure such financing. The Company requires substantial additional financing to fund the cost of continued development of the Neal Hot Springs (Oregon), San Emidio, Gerlach, Guatemala and Granite Creek Ranch (Nevada) projects. Also, the Company requires funds for other operating activities, and to finance the growth of our business, including the construction and commissioning of power generation facilities. We may not be able to obtain the needed funds on terms acceptable to us or at all. Further, if additional funds are raised by issuing equity securities, significant dilution to our current shareholders may occur and new investors may get rights that are preferential to current shareholders. Alternatively, we may have to bring in joint venture partners to fund further development work, which would result in reducing our interests in the projects.

We may be unable to obtain the financing we need to pursue our growth strategy in the geothermal power production segment, which may adversely affect our ability to expand our operations. When we identify a geothermal property that we may seek to acquire or to develop, a substantial capital investment will be required. Our continued access to capital, through project financing or through a partnership or other arrangements with acceptable terms is necessary for the success of our growth strategy. Our attempts to secure the necessary capital may not be successful on favorable terms, or at all.

Market conditions and other factors may not permit future project and acquisition financings on terms favorable to us. Our ability to arrange for financing on favorable terms, and the costs of such financing, are dependent on numerous factors, including general economic and capital market conditions, investor confidence, the continued success of current projects, the credit quality of the projects being financed, the political situation in the state in which the project is located and the continued existence of tax laws which are conducive to raising capital. If we are unable to secure capital through partnership or other arrangements, we may have to finance the projects using equity financing which will have a dilutive effect on our common stock. Also, in the absence of favorable financing or other capital options, we may decide not to build new plants or acquire facilities from third parties. Any of these alternatives could have a material adverse effect on our growth prospects and financial condition.

It is very costly to place geothermal resources into commercial production. Before the sale of any power can occur, it will be necessary to construct a gathering and disposal system, a power plant, and a transmission line, and considerable administrative costs would be incurred, together with the drilling of additional wells. For Raft River Energy Unit I, capital contributions of approximately $52 million were needed. Future expansion of power production at Raft River, Idaho and San Emidio, Nevada and development of new power production capability at Neal Hot Springs may result in significantly increased capital costs related to increased production and injection well drilling and higher costs for labor and materials. To fund expenditures of this magnitude, we may have to find a joint venture participant with substantial financial resources. There can be no assurance that a participant can be found and, if found, it would result in us having to substantially reduce our interest in the project.

We may be unable to realize our strategy of utilizing the tax and other incentives available for developing geothermal power projects to attract strategic alliance partners, which may adversely affect our ability to complete these projects. Part of our business strategy is to utilize the tax and other incentives available to developers of geothermal power generating plants to attract strategic alliance partners with the capital sufficient to complete these projects. Many of the incentives available for these projects are new and highly complex. There can be no assurance that we will be successful in structuring agreements that are attractive to potential strategic alliance partners. If we are unable to do so, we may be unable to complete the development of our geothermal power projects and our business could be harmed.

Our participation in the joint venture is subject to risks relating to working with a co-venturer. Raft River Energy I LLC is the Unit I project joint venture company with Raft River I Holdings, LLC, a subsidiary of The Goldman Sachs Group Inc. Raft River I Holdings, LLC has contributed a total of $34.2 million in cash and we have contributed over $16.4 million in cash and approximately $1.5 million in production and injection wells and geothermal leases to Raft River Energy I LLC. We are subject to risks in working with a co-venturer that could adversely impact Unit I of the Raft River project as well as anticipated development of Raft River Unit II. It is possible that the Raft River Unit II power plant may utilize the geothermal resource within the Raft River Unit I joint venture boundaries. Further, our contribution to the joint venture may exceed returns from the joint venture, if any. Additional capital is needed to repair the existing wells to deliver the full capacity of the resource available to the project. There is a risk that the partner may not agree to the capital needs which could reduce the plant’s performance and profitability.

We are a holding company and our revenues depend substantially on the performance of our subsidiaries and the projects they operate. We are a holding company whose primary assets are our ownership of the equity interests in our subsidiaries. We conduct no other business and, as a result, we depend entirely upon our subsidiaries’ earnings and cash flow. Our subsidiaries and projects may be restricted in their ability to pay dividends, make distributions or otherwise transfer funds to us prior to the satisfaction of other obligations, including the payment of operating expenses or debt service.

We may not be able to manage our growth due to the commencement of operations of the Raft River and San Emidio power plants and exploration activities in Neal Hot Springs which could negatively impact our operations and financial condition. Significant growth in our operations will place demands on our operational, administrative and financial resources, and the increased scope of our operations will present challenges to us due to increased management time and resources required and our existing limited staff. Our future performance and profitability will depend in part on our ability to successfully integrate the operational, financial and administrative functions of Raft River and San Emidio and other acquired properties into our operations, to hire additional personnel and to implement necessary enhancements to our management systems to respond to changes in our business. There can be no assurance that we will be successful in these efforts. Our inability to manage the increased scope of operations, to integrate acquired properties, to hire additional personnel or to enhance our management systems could have a material adverse effect on our results of operations.

If we incur material debt to fund our business, we could face significant risks associated with such debt levels. We will need to procure significant additional financing to construct, commission and operate our power plants in order to generate and sell electricity. If this financing includes the issuance of material amounts of debt, this would expose the Company to risks including, among others, the following:

  a portion of our cash flow from operations would be used for the payment of principal and interest on such indebtedness and would not be available for financing capital expenditures or other purposes;

  a significant level of indebtedness and the covenants governing such indebtedness could limit our flexibility in planning for, or reacting to, changes in our business because certain activities or financing options may be limited or prohibited under the terms of agreements relating to such indebtedness;

  a significant level of indebtedness may make us more vulnerable to defaults by the purchasers of electricity or in the event of a downturn in our business because of fixed debt service obligations; and

  the terms of agreements may require us to make interest and principal payments and to remain in compliance with stated financial covenants and ratios. If the requirements of such agreements were not satisfied, the lenders could be entitled to accelerate the payment of all outstanding indebtedness and foreclose on the collateral securing payment of that indebtedness, which would likely include our interest in the project.

In such event, we cannot assure you that we would have sufficient funds available or could obtain the financing required to meet our obligations, including the repayment of outstanding principal and interest on such indebtedness.

We may not be able to successfully integrate companies that we may acquire in the future, which could materially and adversely affect our business, financial condition, future results and cash flow. Our strategy is to continue to expand in the future, including through acquisitions. Integrating acquisitions is often costly, and we may not be able to successfully integrate our acquired companies with our existing operations without substantial costs, delays or other adverse operational or financial consequences. Integrating our acquired companies involves a number of risks that could materially and adversely affect our business, including:

  failure of the acquired companies to achieve the results we expect;

  inability to retain key personnel of the acquired companies;

  risks associated with unanticipated events or liabilities; and

  the difficulty of establishing and maintaining uniform standards, controls, procedures and policies, including accounting controls and procedures.

If any of our acquired companies suffers performance problems, the same could adversely affect the reputation of our group of companies and could materially and adversely affect our business, financial condition, future results and cash flow.

The success of our business relies on retaining our key personnel. We are dependent upon the services of our President and Chief Executive Officer, Daniel J. Kunz, our Chief Financial Officer, Kerry D. Hawkley, our Vice President, Finance, Jonathan Zurkoff, our Chief Operating Officer, Douglas J. Glaspey, and Kevin R. Kitz, our Vice President – Project Development. The loss of any of their services could have a material adverse effect upon us. The Company has employment agreements with these persons, but does not have key-man insurance on any of them.

Our development activities are inherently very risky. The high risks involved in the development of a geothermal resource cannot be over-stated. The development of geothermal resources at our Raft River, Idaho; San Emidio, Nevada and Neal Hot Springs, Oregon projects are such that there cannot be any assurance of success. Exploration costs are high and are not fixed. The geothermal resource cannot be relied upon until substantial development, including drilling, has taken place. The costs of development drilling are subject to numerous variables such as unforeseen geologic conditions underground which could result in substantial cost overruns. Drilling for geothermal resource at Raft River is relatively deep with the average depth of wells some 6,000 feet. Drilling at Neal Hot Springs, Raft River and San Emidio may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs.

Our drilling operations may be curtailed, delayed or cancelled as a result of numerous factors, many of which are beyond our control, including economic conditions, mechanical problems, title problems, weather conditions, compliance with governmental requirements and shortages or delays of equipment and services. If our drilling activities are not successful, we could experience a material adverse effect on our future results of operations and financial condition.

In addition to the substantial risk that wells drilled will not be productive, or may decline in productivity after commencement of production, hazards such as unusual or unexpected geologic formations, pressures, downhole conditions, mechanical failures, blowouts, cratering, explosions, uncontrollable flows of well fluids, pollution and other physical and environmental risks are inherent in geothermal exploration and production. These hazards could result in substantial losses to us due to injury and loss of life, severe damage to and destruction of property and equipment, pollution and other environmental damage and suspension of operations.

The impact of governmental regulation could adversely affect our business by increasing costs for financing or development of power plants. Our business is subject to certain federal, state and local laws and regulations, including laws and regulations on taxation, the exploration for and development, production and distribution of electricity, and environmental and safety matters. On a Federal level, the most important tax rule that affects our business is the production tax credit, which was extended to December 31, 2014. Recent legislation enacted as part of the stimulus funding has also provided an election to take 30% investment tax credit in lieu of the production tax credit and convertible into a cash grant for certain qualified investments being initiated before the end of 2010 and being placed in service before the end of 2013. The loss of the production tax credit or investment tax credit is a risk that could result in making future expansions at Raft River, San Emidio and at Neal Hot Springs uneconomic. New rules recently adopted by the Bureau of Land Management, as directed by the Energy Policy Act of 2005, require competitive auction of all geothermal leases on Federal lands. Competitive leasing is significantly increasing the cost of obtaining leases on Federal land, is adding to the capital costs needed to develop geothermal projects, is increasing the total electrical power prices needed to make a geothermal project viable and is making it more difficult to acquire additional adjacent lands for reservoir protection and exploration.

If Federal lands or any Federal involvement are included in any geothermal development, requirements of the National Environmental Policy Act (“NEPA”) will be triggered. Most of the geothermal resource in the United States is located in the western states, where the Federal Government often is the largest landowner. If a NEPA action is triggered, such as an Environmental Impact Statement or Environmental Assessment, a project delay of one to two years and a cost of $1,000,000 to $2,000,000 or more may be incurred while the environmental permitting process is completed. NEPA not only can impact the property where the geothermal resource is located, but includes the siting and construction of transmission lines. Environmental legislation is evolving in a manner that means stricter standards, and enforcement, fines and penalties for non-compliance are more stringent. Environmental assessments of proposed projects carry a heightened degree of responsibility for companies and directors, officers and employees. The cost of compliance with changes in governmental regulations has a potential to reduce the profitability of operations.

In the states of Idaho, Nevada and Oregon, drilling for geothermal resources is governed by specific rules. In Nevada drilling operations are governed by the Division of Minerals (Nevada Administrative Code Chapter 534A); in Idaho by the Idaho Department of Water Resources (IDAPA 37 Title 03 Chapter 04); and in Oregon by the Division of Oil, Gas and Mineral Industries (Division 20 Geothermal Regulation). These rules require drilling permits and govern the spacing of wells, rates of production, prevention of waste and other matters, and, may not allow or may restrict drilling activity, or may require that a geothermal resource be unitized (shared) with adjoining land owners. Such laws and regulations may increase the costs of planning, designing, drilling, installing, operating and abandoning our geothermal wells, the power plant and other facilities. State environmental requirements and permits, such as the Idaho Department of Environmental Quality, Air Quality Permit to Construct, include public disclosure and comment. It is possible that a legal protest could be triggered through one of the permitting processes that would delay construction and increase cost for one of our projects. The state of Oregon has an Energy Facility Siting Council that must issue a site certificate for any geothermal energy facilities of 35 megawatts or higher which could affect the Neal Hot Spring project by adding additional cost and delay construction.

Because of these state and federal regulations, we could incur liability to governments or third parties for any unlawful discharge of pollutants into the air, soil or water, including responsibility for remediation costs. We could potentially discharge such materials into the environment:

  from a well or drilling equipment at a drill site;

  leakage of fluids or airborne pollutants from gathering systems, pipelines, power plant and storage tanks;

  damage to geothermal wells resulting from accidents during normal operations; and

  blowouts, cratering and explosions.

Because the requirements imposed by such laws and regulations are frequently changed, we cannot assure you that laws and regulations enacted in the future, including changes to existing laws and regulations, will not adversely affect our business by increasing cost and the time required to explore and develop geothermal projects. In addition, because the Vulcan Property at Raft River was previously operated by others, we may be liable for environmental damage caused by such former operators.

Industry competition may impede our growth and ability to enter into power purchase agreements on terms favorable to us, or at all, which would negatively impact our revenue. The electrical power generation industry, of which geothermal power is a sub-component, is highly competitive and we may not be able to compete successfully or grow our business. We compete in areas of pricing, grid access and markets. The industry in the Western United States, in which the Raft River and San Emidio projects are located, is complex as it is composed of public utility districts, cooperatives and investor-owned power companies. Many of the participants produce and distribute electricity. Their willingness to purchase electricity from an independent producer may be based on a number of factors and not solely on pricing and surety of supply. If we cannot enter into power purchase agreements on terms favorable to us, or at all, it would negatively impact our revenue and our decisions regarding development of additional properties.

Some of our leases will terminate if we do not achieve commercial production during the primary term of the lease, thus requiring us to enter into new leases or secure rights to alternate geothermal resources, none of which may be available on terms as favorable to us as any such terminated lease, if at all. Most of our geothermal resource leases are for a fixed primary term, and then continue for so long as we achieve commercial production or pursuant to other terms of extension. The land covered by some of our leases is undeveloped and has not yet achieved commercial production of the geothermal resources. Leases that cover land which remains undeveloped and does not achieve commercial production and leases that we allow to expire, will terminate. In the event that a lease is terminated and we determine that we will need that lease once the applicable project is operating, we would need to enter into one or more new leases with the owner(s) of the premises that are the subject of the terminated lease(s) in order to develop geothermal resources from, or inject geothermal resources into, such premises or secure rights to alternate geothermal resources or lands suitable for injection, all of which may not be possible or could result in increased cost to us, which could materially and adversely affect our business, financial condition, future results and cash flow.

Claims have been made that some geothermal plants cause seismic activity and related property damage. There are approximately two-dozen steam geothermal plants operating within a fifty-square-mile region in the area of Anderson Springs, in Northern California, and there is general agreement that the operation of these plants causes a generally low level of seismic activity. Some residents in the Anderson Springs area have asserted property damage claims against those plant operators. There are significant issues whether the plant operators are liable, and to date no court has found in favor of such claimants. While we do not believe the areas of the Raft River, Idaho, San Emidio, Nevada and Neal Hot Springs, Oregon binary cycle power plant projects will present the same geological or seismic risks, there can be no assurance that we would not be subject to similar claims and litigation, which may adversely impact our operations and financial condition.

Actual costs of construction or operation of a power plant may exceed estimates used in negotiation of power purchase and power financing agreements. The Company’s initial power purchase contract is under rates established by the Idaho Public Utility Commission, using an “avoided-cost” model for cost of construction and operating costs of power plants. If the actual costs of construction or operations exceed the model costs, the Company may not be able to build the contemplated power plants, or if constructed, may not be able to operate profitably. The Company’s financing agreements provide for a priority payback to our partner. If the actual costs of construction or operations exceed the model costs, we may not be able to operate profitably or receive the planned share of cash flow and proceeds from the project. The actual costs of operating the Raft River power project are higher than the original estimate due to several factors including the need to filter the ground water for cooling to remove harmful and unanticipated chloride levels in the water, the need to purchase production pump power from a third party to provide maximum plant output, and increased general costs related to labor and management.

Payments under our Raft River Unit I power purchase agreement may be reduced if we are unable to forecast our production adequately. Under the terms of our power purchase agreement for Raft River Unit I, and starting with the third year of operation (2010), if we do not deliver electricity output within 90% to 110% of our forecasted amount, which requires us to submit a forecast every three months, payments for the amount delivered will be reduced, possibly significantly. For example if the plant produces more than 110% of the power as forecasted then we would not receive any revenue for the amount over the forecast figure. If the plant produces less than 90% of the forecast amount for unexcused reasons, such as normal plant breakdowns and maintenance, then we may be subject to a reduced power price, depending on the prevailing power market conditions. The agreement moves the power price to the market price instead of contracted price. We currently expect to forecast 9 megawatts of delivery on a 10-megawatt plant and the damages would then result if the actual delivery was only 8.1 megawatts or less. All 8.1 megawatts would be subject to a reduced price that is not possible to predict at this time. The total average revenue per megawatt hour is approximately $62.40 and the reduction in revenue could be perhaps 30 percent of that amount. As a risk mitigation element, we are not subject to this adjustment until year three of the contract and then we are able to submit a new forecast every three months thereby limiting this exposure.

There are some risks for which we do not or cannot carry insurance. Because our current operations are limited in scope, the Company carries property, public liability insurance and directors’ and officers’ liability coverage, but does not currently insure against any other risks.

As its operations progress, the Company will acquire additional coverage consistent with its operational needs, but the Company may become subject to liability for pollution or other hazards against which it cannot insure or cannot insure at sufficient levels or against which it may elect not to insure because of high premium costs or other reasons. In particular, coverage is not available for environmental liability or earthquake damage.

Our officers and directors may have conflicts of interests arising out of their relationships with other companies. Several of our directors and officers serve (or may agree to serve) as directors or officers of other companies or have significant shareholdings in other companies. To the extent that such other companies may participate in ventures in which the Company may participate, the directors may have a conflict of interest in negotiating and concluding terms respecting the extent of such participation. From time to time several companies may participate in the acquisition, exploration and development of natural resource properties thereby allowing for their participation in larger programs, permitting involvement in a greater number of programs and reducing financial exposure in respect of any one program. It may also occur that a particular company will assign all or a portion of its interest in a particular program to another of these companies due to the financial position of the company making the assignment.

Failure to comply with regulatory requirements may adversely affect our stock price and business. As a public company, we are subject to numerous governmental and stock exchange requirements, with which we believe we are in compliance. The Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission have requirements that we may fail to meet by the required deadlines or we may fall out of compliance with, such as the internal controls assessment, reporting and auditor attestation required under Section 404 of the Sarbanes-Oxley Act of 2002. The Company has documented and tested its internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. The Sarbanes-Oxley Act of 2002 requires an annual assessment by management of the effectiveness of the Company’s internal control over financial reporting and an attestation report by the Company’s independent auditors on internal controls over financial reporting. We may incur additional costs in order to comply with Section 404. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Moreover, effective internal controls are necessary for us to produce reliable financial reports and are important to help prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our stock could drop significantly. Our failure to meet regulatory requirements and exchange listing standards may result in actions such as the delisting of our stock impacting our stock’s liquidity; Securities and Exchange Commission enforcement actions; and securities claims and litigation.

Failure to receive the Department of Energy loan may delay Neal Hot Springs development. The Company has applied for a loan from the Department of Energy to finance our development at Neal Hot Springs. There is no assurance that we will receive the Department of Energy loan and a delay or failure to receive the loan may delay the development of Neal Hot Springs.

Failure to resolve funding of well repairs for Raft River Unit 1 may reduce energy production, tax benefits and cash flows. The Company has ongoing discussions with Raft River I Holdings, the joint venture partner for Raft River Unit 1, regarding the funding for the repairs of both wells RRG-2 and RRG-7. Although we anticipate joint venture funding of the repairs, failure to reach a favorable resolution regarding the funding of the repairs within the next few quarters would result in lower than anticipated energy production and their associated tax benefits and cash flows, and a re-evaluation of the carrying value of our investment in Raft River Energy I LLC would be required.

Risks Relating To the Market for Our Securities

A significant number of shares of our common stock are eligible for public resale. If a significant number of shares are resold on the public market, the share price could be reduced and could adversely affect our ability to raise needed capital. The market price for our common stock could decrease significantly and our ability to raise capital through the issuance of additional equity could be adversely affected by the availability and resale of such a large number of shares in a short period of time. If we cannot raise additional capital on terms favorable to us, or at all, it may delay our exploration or development of existing properties or limit our ability to acquire new properties, which would be detrimental to our business.

Because the public market for shares of our common stock is limited, investors may be unable to resell their shares of common stock. There is currently only a limited public market for our common stock on the Toronto Stock Exchange in Canada and on the NYSE Amex in the United States, and investors may be unable to resell their shares of common stock. The development of an active public trading market depends upon the existence of willing buyers and sellers that are able to sell their shares and market makers that are willing to make a market in the shares. Under these circumstances, the market bid and ask prices for the shares may be significantly influenced by the decisions of the market makers to buy or sell the shares for their own account, which may be critical for the establishment and maintenance of a liquid public market in our common stock. We cannot give you any assurance that an active public trading market for the shares will develop or be sustained.

The price of our common stock is volatile, which may cause investment losses for our shareholders. The market for our common stock is highly volatile, having ranged in the last fiscal year ended March 31, 2010, from a low of Cdn$0.46 to a high of Cdn$3.02 on the Toronto Stock Exchange and from a low of $0.39 to a high of $2.95 on the NYSE Amex, in the last fiscal quarter ended September 30, 2010, from a low of Cdn$0.73 to a high of Cdn$0.95 on the Toronto Stock Exchange and from a low of $0.71 to a high of $0.90 on the NYSE Amex. The trading price of our common stock on the Toronto Stock Exchange and on the NYSE Amex is subject to wide fluctuations in response to, among other things, quarterly variations in operating and financial results, and general economic and market conditions. In addition, statements or changes in opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to our market or relating to our company could result in an immediate and adverse effect on the market price of our common stock. The highly volatile nature of our stock price may cause investment losses for our shareholders.

We do not intend to pay any cash dividends in the foreseeable future. We intend to reinvest any earnings in the development of our projects. Payments of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our business, operating results and financial condition, current and anticipated cash needs, plans for expansion and any legal or contractual limitations on our ability to pay dividends.

Provisions in our bylaws and under Delaware law could discourage a takeover that stockholders may consider favorable. Our bylaws contain provisions that could depress the trading price of our common stock by acting to discourage, delay or prevent a change of control of our company or changes in our management that the stockholders of our company may deem advantageous. These provisions prohibit stockholders from calling special meetings, which may deter a takeover attempt. Additionally, we are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any holder of 15% or more of our capital stock for a period of three years following the date on which the stockholders acquired such ownership percentage, unless, among other things, our Board of Directors has approved the transaction. This statute likewise may discourage, delay or prevent a change of control.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties. We caution readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement. These statements are based on current expectations of future events. You can find many of these statements by looking for words like “believes,” “expects,” “anticipates,” “intend,” “estimates,” “may,” “should,” “will,” “could,” “plan,” “predict,” “potential,” or similar expressions in this document or in documents incorporated by reference in this document. Examples of these forward-looking statements include, but are not limited to:

  our business and growth strategies;

  our future results of operations;

  anticipated trends in our business;

  the capacity and utilization of our geothermal resources;

  our ability to successfully and economically explore for and develop geothermal resources;

  our exploration and development prospects, projects and programs, including construction of new projects and expansion of existing projects;

  availability and costs of drilling rigs and field services;

  our liquidity and ability to finance our exploration and development activities;

  our working capital requirements and availability;

  our illustrative plant economics;

  market conditions in the geothermal energy industry; and

  the impact of environmental and other governmental regulation.

These forward-looking statements are based on the current beliefs and expectations of our management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results may differ materially from current expectations and projections. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements:

  the failure to obtain sufficient capital resources to fund our operations;

  unsuccessful construction and expansion activities, including delays or cancellations;

  incorrect estimates of required capital expenditures;

  increases in the cost of drilling and completion, or other costs of production and operations;

  the enforceability of the power purchase agreements for our projects;

  impact of environmental and other governmental regulation, including delays in obtaining permits;

  hazardous and risky operations relating to the development of geothermal energy;

  our ability to successfully identify and integrate acquisitions;

  our dependence on key personnel;

  the potential for claims arising from geothermal plant operations;

  general competitive conditions within the geothermal energy industry; and

  financial market conditions.

All subsequent written or oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, except as may be required under applicable U.S. securities law. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds to us from the sale of our securities under this prospectus. Unless we indicate otherwise in the applicable prospectus supplement, we anticipate that any net proceeds will be used for general corporate purposes. General corporate purposes may include:

  providing working capital;

  funding capital expenditures;

  acquisitions; or

  repaying debt.

     We will set forth in the applicable prospectus supplement our intended use for the net proceeds from the sale of any securities. Pending application, we may temporarily invest the net proceeds that we receive from those sales.

SUMMARY FINANCIAL INFORMATION

This section presents our summary consolidated financial data and should be read in conjunction with “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included in “Item 8. Financial Statements and Supplementary Data” of our Annual Report on Form 10-K for the fiscal year ended March 31, 2010. Additionally, the summary financial data for the period ended September 30, 2010 should be read in conjunction with our interim financial statements and related notes included in “Item 1. Financial Statements” and with “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Quarterly Report on Form 10-Q for the period ended September 30, 2010. The selected consolidated financial data in this section is not intended to replace our consolidated financial statements.

	Fiscal Years Ended March 31,					Period Ended September 30,
	2010	2009	2008	2007	2006	2010	2009
Operating Revenues	$2,579,152	$2,336,202	$190,721	$117,809	$0	$1,590,935	$1,129,190
Operating Expenses	8,562,345	7,660,868	4,568,871	3,035,833	1,663,069	4,086,809	4,119,818
Loss from Continuing Operations	(5,983,193)	(5,324,666)	(4,378,150)	(2,918,024)	(1,490,593)	2,495,874	(2,990,628)
Loss per share from Continuing Operations	(0.09)	(0.08)	(0.06)	(0.04)	(0.09)	(0.03)	(0.05)
Cash dividends declared and paid per common share	0	0	0	0	0	0	0

	As of March 31,					As of September 30,
	2010	2009	2008	2007	2006	2010	2009
Total Assets	$65,727,861	$52,451,343	$40,731,585	$22,803,279	$21,895,933	$71,410,462	$60,471,211
Total Long-term Obligations (1)	2,080,859	1,972,200	1,975,672	2,533,858	1,707,548	8,294,612	2,196,400

(1)

Long-term obligations represent the fair value of stock options to be exercised by officers, directors, employees and consultants of the Company. These obligations were recorded as a liability since the option exercise price was stated in Canadian dollars, subjecting the Company and the employee to foreign currency exchange risk in addition to the normal market price fluctuation risk. In addition, beginning in the year ended March 31, 2009, the long-term portion of an equipment lease is included in long-term obligations.

Fiscal Year Ended March 31, 2007	Loss per share from Continuing Operations	Operating Revenues	Gross Profit	Loss from Operations	Net Loss from Continued Operations
1st Quarter	$(0.01)	$0	$0	$(961,777)	$(372,486)
2nd Quarter	(0.02)	206	206	(746,292)	(680,021)
3rd Quarter	(0.01)	90,000	90,000	(610,310)	(338,278)
4th Quarter	(0.01)	27,603	27,603	(599,645)	(422,160)
Fiscal Year Ended March 31, 2008
1st Quarter	(0.01)	0	0	(694,622)	(410,536)
2nd Quarter	(0.02)	0	0	(1,374,285)	(1,042,678)
3rd Quarter	(0.01)	0	0	(1,103,192)	(806,494)
4th Quarter	(0.02)	190,721	190,721	(1,206,051)	(1,054,765)
Fiscal Year Ended March 31, 2009
1st Quarter	(0.03)	456,099	456,099	(1,799,334)	(1,741,877)
2nd Quarter	(0.02)	827,609	827,609	(1,322,528)	(1,272,181)
3rd Quarter	(0.01)	545,224	545,224	(930,305)	(904,848)
4th Quarter	(0.02)	507,270	507,270	(1,272,499)	(1,268,848)
Fiscal Year End March 31, 2010
1st Quarter	(0.04)	394,567	394,567	(1,834,075)	(1,803,969)
2nd Quarter	(0.02)	734,622	734,622	(1,156,554)	(1,122,525)
3rd Quarter	(0.02)	731,315	731,315	(1,449,421)	(1,394,099)
4th Quarter	(0.01)	718,648	718,648	(1,543,143)	(1,518,257)
Fiscal Year End March 31, 2011
1st Quarter	(0.04)	752,247	752,247	(1,491,924)	(1,474,560)
2nd Quarter	(0.01)	838,688	838,688	(1,003,950)	(966,961)

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

  directly to one or more purchasers;

  through agents;

  to or through underwriters, brokers or dealers; or

  through a combination of any of these methods.

A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including without limitation, warrants, subscriptions, exchangeable securities, forward delivery contracts and the writing of options.

In addition, the manner in which we may sell some or all of the securities covered by this prospectus, includes, without limitation, through:

  a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

  purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

  ordinary brokerage transactions and transactions in which a broker solicits purchasers;

  at-the-market offerings into an existing trading market in accordance with Rule 415(a)(4), through an underwriter or underwriters acting as principal or agent; or

  privately negotiated transactions.

We may also enter into hedging transactions. For example, we may:

  enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of common stock received from us to close out its short positions;

  sell securities short and redeliver such shares to close out our short positions;

  enter into option or other types of transactions that require us to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus; or

  loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

A prospectus supplement with respect to each offering of securities will state the terms of the offering of the securities, including:

  the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

  the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;

  any delayed delivery arrangements;

  any underwriting discounts or agency fees and other items constituting underwriter or agent compensation;

  any discounts or concessions allowed or reallowed or paid to dealers; and

  any securities exchange or markets on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

  at a fixed price or prices, which may be changed;

  at market prices prevailing at the time of sale;

  at prices related to the prevailing market prices; or

  at negotiated prices.

General

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

Underwriters and Agents

If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. We may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or pricing supplement, as the case may be.

Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

We may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

Dealers

We may sell the offered securities to dealers as principals. We may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales.

Direct Sales

We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market-Making, Stabilization and Other Transactions

There is currently no market for any of the offered securities, other than the common stock which is listed on the New York Stock Exchange. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market-making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of the debt securities or preferred stock on any securities exchange or on the National Association of Securities Dealers, Inc. automated quotation system; any such listing with respect to any particular debt securities or preferred stock will be described in the applicable prospectus supplement or pricing supplement, as the case may be.

In connection with any offering of common stock, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Fees and Commissions

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

If 5% or more of the net proceeds of any offering of securities made under this prospectus will be received by a FINRA member participating in the offering or affiliates or associated persons of such FINRA member, the offering will be conducted in accordance with NASD Conduct Rule 2720 (or any successor rule).

DESCRIPTION OF SECURITIES TO BE REGISTERED

Capital Stock

Under our Certificate of Incorporation, the total number of shares of all classes of stock that we have authority to issue is 250,000,000, consisting of 250,000,000 shares of common stock, with a par value of $0.001 per share. As of March 31, 2010, June 30, 2010 and September 30, 2010 there were 78,647,776 shares of our common stock issued and outstanding. The holders of common stock:

  are entitled to one vote per share on each matter submitted to a vote of stockholders;

  have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors;

  have no preemptive or other rights to subscribe for shares; and

  are entitled to such distributions as may be declared from time to time by the board of directors from funds legally available therefore, and upon liquidation are entitled to share ratably in the distribution of assets remaining after payment of liabilities.

Warrants

We may issue warrants to purchase shares of common stock. We may issue warrants independently or together with other securities. The warrants may be attached to or separate from the other securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

  the title of the warrants;

  the amount of common stock for which the warrants are exercisable;

  the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

  the price or prices at which the warrants will be issued;

  the aggregate number of warrants;

  any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

  the price or prices at which the shares of common stock purchasable upon exercise of the warrants may be purchased;

  if applicable, the date on and after which the warrants and the common stock purchasable upon exercise of the warrants will be separately transferable;

  if applicable, a discussion of the material U.S. federal income tax considerations applicable to the exercise of the warrants;

  any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

  the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

  the maximum or minimum number of warrants that may be exercised at any time; and

  information with respect to book-entry procedures, if any.

Each warrant will entitle the holder of warrants to purchase for cash the amount of debt or equity securities, at the exercise price stated or determinable in the prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the applicable prospectus supplement, unless otherwise specified in such prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the applicable prospectus supplement. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the shares of common stock that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

Units

We may issue units consisting of one or more of the other securities that may be offered under this prospectus, in any combination. These units may be issuable as, and for a specified period of time may be transferable only as, a single security, rather than as the separate constituent securities comprising such units. The statements made in this section relating to the units are summaries only and are not complete. When we issue units, we will provide the specific terms of the units in a prospectus supplement. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

When we issue units, we will provide in a prospectus supplement the following terms of the units being issued when applicable:

  the title of any series of units;

  identification and description of the separate constituent securities comprising the units;

  the price or prices at which the units will be issued;

  the date, if any, on and after which the constituent securities comprising the units will be separately transferable;

  information with respect to any book-entry procedures;

  a discussion of any material or special U.S. federal income tax consequences applicable to an investment in the units; and

  any other material terms of the units and their constituent securities.

Listing

Our common stock is traded on the Toronto Stock Exchange under the symbol “GTH” and on the NYSE Amex under the symbol “HTM”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Investor Services Inc.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain material U.S. federal income tax considerations related to the acquisition, ownership and disposition of our Common Stock. This summary deals only with persons or entities who purchase our Common Stock as a capital asset within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This summary does not address all aspects of U.S. federal income taxation that may be applicable to holders in light of their particular circumstances or to holders subject to special treatment under U.S. federal income tax law, such as (without limitation): banks, insurance companies, and other financial institutions; dealers in securities or foreign currencies; regulated investment companies; traders in securities that mark to market; U.S. expatriates or former long-term residents of the U.S.; persons holding Common Stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment; persons holding Common Stock as a result of a constructive sale; persons holding Common Stock whose functional currency is not the U.S. dollar; persons who actually or by attribution own 5% or more of the outstanding shares of Common Stock; or entities that acquire Common Stock that are treated as partnerships for U.S. federal income tax purposes and investors (i.e., partners) in such partnerships. This summary does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws. Furthermore, this summary does not address any aspect of state, local or foreign tax laws or the alternative minimum tax provisions of the Code.

We have not sought, and will not seek, a ruling from the Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with aspects of this summary, and its determination may be upheld by a court. The IRS may also challenge our tax reporting, including for example our determinations of the amount of our income and capital gain.

This summary is based on the Code, Treasury Regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS, and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date of this Offering. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive basis. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive basis.

If an entity treated as a partnership holds our Common Stock, the tax treatment of the partners and the partnership generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Common Stock you should consult your tax advisor.

Prospective purchasers are strongly urged to consult their own tax advisors as to the specific tax consequences of the acquisition, ownership and disposition of our Common Stock to them under applicable U.S. federal, state, local and foreign laws and the effect of possible changes in such tax laws.

As used in this summary, the term “U.S. Holder” means a beneficial owner of Common Stock, that is for U.S. federal income tax purposes: an individual who is a citizen or resident of the U.S.; a corporation (or other entity taxable as a corporation) organized under the laws of the U.S., any state thereof or the District of Columbia; an estate whose income is subject to U.S. federal income taxation regardless of its source; or a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

The term “non-U.S. Holder” means any beneficial owner of Common Stock that is neither a U.S. Holder nor a partnership nor other entity or arrangement treated as a partnership for U.S. federal income tax purposes. A non-U.S. Holder should review the discussion under the heading “ – Non-U.S. Holders” below for more information.

United States Federal Income Tax Consequences of the Ownership of Common Stock

U.S. Holders

Distributions

We do not plan to make distributions in the foreseeable future. However, if we do make payments on our Common Stock, any such payments generally will be included in a U.S. Holder’s income as ordinary dividend income to the extent of our current and accumulated earnings and profits (determined under U.S. federal income tax principles) as of the end of our taxable year in which the distribution occurs. Unless applicable tax provisions are extended, the favorable tax treatment for dividends received by individuals who meet certain holding period requirements will expire on December 31, 2010, and, thereafter, the generally higher rates applicable to ordinary income will apply. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of a U.S. Holder’s adjusted tax basis in the Common Stock and thereafter as capital gain from the sale or exchange of such Common Stock. Dividends received by a corporation may be eligible for a dividends received deduction, subject to applicable limitations.

Sale or Exchange of Common Stock

Upon the sale or exchange of our Common Stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in the Common Stock. Such capital gain or loss will be long-term capital gain or loss if a U.S. Holder’s holding period in the Common Stock is more than one year at the time of the taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. Holders (including individuals) will generally be subject to a maximum U.S. federal income tax rate of 15%, which maximum is currently scheduled to increase to 20% for dispositions occurring during taxable years beginning on or after January 1, 2011 unless applicable tax provisions are extended. The deductibility of capital losses is subject to limitations. A U.S. Holder who sells Common Stock at a loss which, in the aggregate, exceeds certain thresholds may be required to file a disclosure statement with the IRS.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of dividends on our Common Stock and to the proceeds of a sale of Common Stock paid to a U.S. Holder unless the U.S. Holder is an exempt recipient (such as a corporation). A backup withholding tax will apply to those payments if the U.S. Holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. Holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is furnished in a timely manner to the IRS.

Non-U.S. Holders

Dividends

As noted above, we do not plan to make distributions in the forseeable future. However, if we do make payments on our Common Stock, any such payments will constitute dividends for U.S. tax purposes to the extent paid from our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, they will constitute a return of capital and will first reduce a non-U.S. holder’s basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock, which will be taxable according to rules discussed under the heading “Sale or Exchange of Common Stock,” below. Any dividends paid to a non-U.S. holder with respect to the shares of Common Stock generally will be subject to withholding tax at a 30% gross rate, subject to any exemption or lower rate under an applicable treaty if the non-U.S. Holder provides us with a properly executed IRS Form W-8BEN, unless the non-U.S. Holder provides us with a properly executed IRS Form W-8ECI (or other applicable form) relating to income effectively connected with the conduct of a trade or business within the U.S. Dividends that are effectively connected with the conduct of a trade or business within the U.S. and includible in the non-U.S. Holder’s gross income are not subject to the withholding tax (assuming proper certification and disclosure), but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate, subject to any exemption or lower rate as may be specified by an applicable income tax treaty.

A non-U.S. Holder of Common Stock who wishes to claim the benefit of an applicable treaty rate or exemption is required to satisfy certain certification and other requirements. If a non-U.S. Holder is eligible for an exemption from or a reduced rate of U.S. withholding tax pursuant to an income tax treaty, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale or Exchange of Common Stock

In general, a non-U.S. Holder of Common Stock will not be subject to U.S. federal income tax on gain recognized from a sale, exchange, or other taxable disposition of such Common Stock, unless:

  the non-U.S. Holder is an individual or entity that carries on a trade or business in the U.S. and such gain is effectively connected with such U.S. trade or business (and, where an income tax treaty applies, is attributable to U.S. permanent establishment of the non-U.S. Holder), in which case the non-U.S. Holder will be subject to tax on the net gain from the sale at regular graduated federal income tax rates and, if the non-U.S. Holder is a corporation may be subject to branch profits tax, as described below;

  the non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition and certain other conditions are met, in which case the non-U.S. Holder will be subject to a 30% tax on the gain from the sale, which may be offset by U.S. source capital losses;

  we are or have been a “U.S. real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the non-U.S. Holder’s holding period or the 5-year period ending on the date of disposition of Common Stock; provided, that as long as our Common Stock is regularly traded on an established securities market as described in the Treasury regulations (the “Regularly Traded Condition”), a non-U.S. Holder would not be subject to taxation under this rule if the non-U.S. Holder has not owned (taking into account certain attribution rules) more than 5% of our Common Stock at any time during such 5- year or shorter period.

Generally, with respect to the third bullet point, a “USRPHC” is defined as a domestic corporation in which the fair market value of the U.S. real property interests (“USRPI”) owned by such corporation equals or exceeds fifty percent of the sum of the fair market values of (a) the USRPIs owned by such corporation, (b) the foreign real estate owned by such corporation, and (c) the other trade or business assets used or held by such corporation. A “USRPI” is defined broadly as any interest, other than solely as a creditor, in either (1) real property located in the U.S. or (2) a corporation that meets the definition of a USRPHC. We believe that we are currently, have been during one or more of the past 5 years and may be in one or more future years, a USRPHC for U.S. federal income tax purposes. There can be no assurance that the Common Stock will meet the Regularly Traded Condition at the time a non-U.S. Holder purchases Common Stock or sells, exchanges or otherwise disposes of such Common Stock. If we are a USRPHC, a non-U.S. Holder will be taxed as if the gain or loss were effectively connected with the conduct of a U.S. trade or business, taxable under regular graduated U.S. federal income tax rates in the event that (1) it owns more than 5% of our Common Stock at any time during the relevant period or (2) the Regulatory Traded Condition is not satisfied during the relevant period. Non-U.S. Holders are urged to consult with their own tax advisors regarding the consequences if we have been, are or will be a USRPHC.

If a non-U.S. Holder is an individual described in the first bullet point above, he or she will be subject to tax on the net gain derived from the sale or other taxable disposition of our Common Stock under regular graduated U.S. federal income tax rates. If a non-U.S. Holder is a foreign corporation described in the first bullet point above, it will be subject to tax on its net gain from such a sale or other taxable disposition generally in the same manner as if it were a U.S. person as defined under the Code and, in addition, it may be subject to the branch profits tax at a gross rate equal to 30% of its effectively connected earnings and profits for that taxable year, subject to any exemption or lower rate as may be specified by an applicable income tax treaty.

If a non-U.S. Holder is an individual described in the second bullet point above, such holder will be subject to tax at a rate of 30% (or subject to any exemption or lower rate as may be specified by an applicable income tax treaty) on the gain derived from the sale or other taxable disposition of our Common Stock even though such holder is not considered a resident of the U.S. The amount of such gain may be offset by the non-U.S. Holder’s U.S. source capital losses.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS and to non-U.S. Holders the amount of dividends paid on our Common Stock to non-U.S. Holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest, dividends and withholding may also be made available to the tax authorities in the country in which a non-U.S. Holder resides under the provisions of an applicable income tax treaty.

In general, a non-U.S. Holder will not be subject to backup withholding (currently at a rate of 28% and expected to increase to 31% for payments made after December 31, 2010) with respect to payments of dividends that we make, provided we receive a statement meeting certain requirements to the effect that the non-U.S. Holder is not a U.S. person and we do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient. The requirements for the statement will be met if (1) the non-U.S. Holder provides it’s name, address and U.S. taxpayer identification number, if any, and certifies, under penalty of perjury, that it is not a U.S. person (which certification may be made on IRS Form W-8BEN) or (2) a financial institution holding the instrument on behalf of the non-U.S. Holder certifies, under penalty of perjury, that such statement has been received by it and furnishes us or our paying agent with a copy of the statement. In addition, a non-U.S. Holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of a sale of our Common Stock within the U.S. or conducted through certain U.S.-related financial intermediaries, unless the statement described above has been received, and we do not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code, that is not an exempt recipient, or the non-U.S. Holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. Holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

Backup Withholding for Payments to Foreign Accounts and Certain Foreign Entities

     Newly enacted legislation imposes a 30% withholding tax on foreign financial institutions and foreign non-financial entities who hold our Common Stock regarding the receipt of dividends on, and gross proceeds from the sale or other disposition of, such Common Stock , unless (i) the recipient foreign financial institution undertakes certain diligence and reporting obligations or (ii) the recipient foreign non-financial entity either certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. In addition, if the payee is a foreign financial institution, it generally must enter into an agreement with the U.S. Department of the Treasury that requires, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to certain other account holders. The legislation applies to payments made after December 31, 2012. Prospective purchasers should consult their own tax advisors regarding this legislation.

LEGAL MATTERS

The validity of the common stock offered by this prospectus has been passed upon for us by Dorsey & Whitney LLP.

EXPERTS

The financial statements as of March 31, 2010, 2009 and 2008 incorporated by reference into this prospectus have been so included in reliance on the report of BehlerMick PS, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Raft River Energy I, LLC as at December 31, 2009 and November 28, 2008, and for the periods ended December 31, 2009, December 26, 2008, November 28, 2008 and November 30, 2007 incorporated in this prospectus by reference to U.S. Geothermal Inc.’s Annual Report on Form 10-K for the year ended March 31, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Much of the information with respect to the geothermal resource at the Raft River, Empire and Neal Hot Springs projects incorporated by reference into this prospectus is derived from the reports of GeothermEx, Inc., Black Mountain Technology, and Geothermal Science, Inc., respectively and has been included in this prospectus upon the authority of those companies as experts with respect to the matters covered by the reports.

INCORPORATION BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” information we file with it. This means that we can disclose important information to you by referring you to those documents. Any information we reference in this manner is considered part of this prospectus. Information we file with the Securities and Exchange Commission after the date of this prospectus will automatically update and, to the extent inconsistent, supersede the information contained in this prospectus.

We incorporate by reference the documents listed below, and future filings we make with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding, unless otherwise provided therein or herein, information furnished pursuant to Item 2.02 and Item 7.01 on any Current Report on Form 8-K or corresponding information furnished under Item 9.01 or included as an exhibit) after the date of the initial registration statement and prior to effectiveness of the registration statement and after the effectiveness of this registration statement and before the termination of the offering:

  Our Annual Report on Form 10-K for the year ended March 31, 2010 filed on June 9, 2010;

  Our Quarterly Report on Form 10-Q for the first quarter ended June 30, 2010 filed on August 9, 2010 and the second quarter ended September 30, 2010 filed on November 9, 2010;

  Our Current Reports on Form 8-K filed April 21, 2010, May 24, 2010 (as amended May 28, 2010), May 28, 2010, June 15, 2010, July 20, 2010, August 24, 2010, September 2, 2010, September 13, 2010, October 18, 2010 and November 8, 2010;

  Our definitive proxy statement on Schedule 14A for our 2010 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on July 12, 2010, and the definitive additional materials on Schedule 14A filed on July 12, 2010;

  The description of our common stock contained in our registration statement on Form 8-A filed on April 15, 2008 with the Securities and Exchange Commission under Section 12 of the Securities Exchange Act of 1934, as amended, including any amendment or report filed for purposes of updating such description; and

  All other documents filed by us with the Securities and Exchange Commission under Sections 13 and 14 of the Securities Exchange Act of 1934 after the date of this prospectus but before the end of the offering of the securities made by this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that we incorporate by reference in this prospectus contained in the registration statement (except exhibits to the documents that are not specifically incorporated by reference) at no cost to you, by writing or calling us at:

U.S. Geothermal Inc.
1505 Tyrell Lane
Boise, ID 83706
208-424-1027

Information about us is also available at our website at http://www.usgeothermal.com. However, the information in our website is not a part of this prospectus and is not incorporated by reference into this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission’s web site at http://www.sec.gov. You may also read and copy any document we file with the Securities and Exchange Commission at its public reference rooms at:

100 F Street, N.E.
Room 1580
Washington, D.C. 20549

You may call the Securities and Exchange Commission at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. This prospectus is part of a registration statement and, as permitted by Securities and Exchange Commission rules, does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are part of the registration statement.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware General Corporation Law (the “Delaware Law”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Article XII of the Certificate of Incorporation of U.S. Geothermal Inc. (“we”, “us” or “our company”) provides for indemnification of officers, directors and other employees of U.S. Geothermal to the fullest extent permitted by Delaware Law. Article XIII of the Certificate of Incorporation provides that directors shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of a director’s duty of loyalty to our company or our stockholders, (ii) acts and omissions that are not in good faith or that involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the Delaware Law, or (iv) for any transaction from which the director derived any improper benefit.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been information that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

11,960,792 Units
Each Unit Consisting of
One Share of Common Stock and
One Half of a Warrant to Purchase a Share of Common Stock

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PROSPECTUS SUPPLEMENT

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Kuhns Brothers Securities Corporation
Placement Agent

This prospectus supplement is dated December 21, 2012